Exhibit 99.1

HUGHES TELEMATICS ANNOUNCES RECEIPT OF ANTICIPATED DELISTING LETTER FROM NYSE AMEX

Atlanta, Georgia.  April 6, 2009.  HUGHES Telematics, Inc. (NYSE AMEX: HTC) announced today that it had, as anticipated and previously disclosed in its supplemental proxy, received a delisting letter from the NYSE Amex on April 2, 2009 indicating that the Company was not in compliance with the public stockholder requirements of Section 102(a) of the NYSE Amex Company Guide (the "Company Guide") because the Company has fewer than 400 public stockholders.  The delisting letter also indicated that the Company was not in compliance with the information submission requirements of Section 1003(d) of the Company Guide because the Company failed to submit a new listing application for the post-merger HUGHES Telematics and, therefore, failed to satisfy the NYSE Amex's initial listing standards pursuant to Section 341, which were applicable at the time of the consummation of the merger between HUGHES Telematics and Polaris Acquisition Corp.  The notification from the NYSE Amex indicates that the Company has until April 9, 2009 to appeal the NYSE Amex's determination by requesting an oral hearing or a hearing based on a written submission before the NYSE Amex's Listings Qualifications Panel.

The Company intends to appeal the NYSE Amex's determination as soon as practicable and no later than the April 9, 2009 deadline.  There can be no assurance that the Company's appeal will be successful.

About HUGHES Telematics

HUGHES Telematics (NYSE Amex: HTC) is a leader in implementing the next generation of connected services for the automobile. Centered on a core platform of safety and security offerings, the company develops and manages vehicle- and driver-centric solutions to enhance the driving and ownership experience. Headquartered in Atlanta, Ga., HUGHES Telematics offers a portfolio of consumer, manufacturer, fleet and dealer services provided through two-way connectivity to the vehicle. Networkfleet, Inc., a wholly owned subsidiary of HUGHES Telematics located in San Diego, Ca., offers remote vehicle diagnostics, an integrated GPS tracking and emissions monitoring system for wireless fleet vehicle management.  Additional information about HUGHES Telematics can be found at www.HUGHEStelematics.com.

Contact:
Robert Lewis
General Counsel
770-391-6403